Exhibit 99.1

JER INVESTORS TRUST INC. (NYSE: JRT) ANNOUNCES 1-FOR-10 REVERSE STOCK SPLIT

McLean, Va., February 13, 2009: JER Investors Trust Inc. (NYSE: JRT) announced today that its Board of Directors has approved a 1-for- 10 reverse split of JRT’s common stock. The reverse stock split is expected to be implemented before the opening of the New York Stock Exchange on February 20, 2009. The 1-for-10 reverse split will convert 10 shares of JRT’s common stock into 1 share of its common stock. The par value of JRT common stock will remain $0.01 per share. The reverse stock split affects all issued and outstanding shares of JRT’s common stock immediately prior to the effectiveness of the reverse stock split.

The reverse stock split will reduce the number of shares of JRT’s common stock outstanding from approximately 49.9 million to approximately 5.0 million shares. JRT will not issue fractional shares as a result of the reverse stock split. Those shareholders who would otherwise be entitled to receive fractional shares because they hold a number of shares not evenly divisible by 10 will be entitled to receive cash in lieu of fractional shares that would otherwise be distributed to them. Cash amounts in lieu of fractional shares will be determined based on a value per new share equal to the split-adjusted closing price of one share of JRT common stock on the New York Stock Exchange on February 19, 2009.

Registered stockholders will shortly receive a letter explaining the steps and including the forms required to obtain a new stock certificate evidencing their post-split shares. If your shares are held through a bank, broker or other nominee, and you have questions regarding the reverse stock split, please contact such bank, broker or nominee, who will also be responsible for communicating to you the notice of the reverse stock split.

JER Investors Trust Inc. is a New York Stock Exchange listed specialty finance company that originates and acquires commercial real estate structured finance products. JRT’s target investments include commercial mortgage backed securities, mezzanine loans, first mortgage loan participations, B-Note participations in mortgage loans, commercial mortgage loans and net leased real estate investments. JER Investors Trust Inc. is organized and conducts its operations so as to qualify as a REIT for federal income tax purposes. For more information regarding JER Investors Trust Inc. please visit http://www.jer.com.

This press release does not constitute an offer of any securities for sale. Certain items in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and beliefs and are subject to a number of trends and uncertainties that could cause actual results to differ materially from those described in the forward- looking statements. JER Investors Trust can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from JER Investors Trust’s expectations include, but are not limited to, changes in the real estate and capital markets, our ability to source and fund new investments and other risks detailed from time to time in JER Investors Trust’s SEC reports. Such forward-looking statements speak only as of the date of this press release. JER Investors Trust expressly disclaims any obligation to release publicly any updates or revisions to any forward- looking statements contained herein to reflect any change in JER Investors Trust’s expectations with regard thereto or change in events, conditions or circumstances on which any statement is based.

CONTACTS:

J. Michael McGillis

Chief Financial Officer

JER Investors Trust Inc.

(703) 714-8182